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                                                                   EXHIBIT 10.59

                           CHANGE IN CONTROL AGREEMENT

      This CHANGE IN CONTROL AGREEMENT is entered into between VERITAS Software Corporation, a Delaware corporation ("VERITAS" or the "Corporation"), and GARY BLOOM ("Executive") as of March 15, 2004. Terms that are not defined in the text of this Agreement are defined in EXHIBIT A hereto.

1. TERM, PURPOSE, AND GOVERNING DOCUMENTS. This Agreement shall remain in effect until March 15, 2005, at which time it will automatically renew for a subsequent one-year term unless VERITAS provides notice of its intention not to renew at least one month prior to the end of the one-year term; however, VERITAS may not provide such notice of non-renewal if the Company is the subject of a possible Change in Control or for a one-year period following a Change in Control. This Change in Control Agreement shall supersede any and all written or verbal agreements related to severance benefits in the event of a change in control; however, all other terms contained in VERITAS' offer letter and/or employment agreement with Executive (including Executive's at-will employment relationship with VERITAS) shall remain unchanged.

2. BENEFITS IN THE EVENT OF A CHANGE IN CONTROL. In the event of a Change in Control pursuant to which the acquiring or successor company assumes or continues in effect the Executive's Options, issues comparable substitute options or stock based awards for the Executive's Options or provides a cash incentive program that preserves the spread existing under the Executive's Options, all as provided in the applicable Plan(s), then each of the Executive's Options (or substitute options or stock based awards) shall vest and become exercisable, immediately upon the consummation of the Change in Control, with respect to fifty percent (50%) of the unvested shares under each such Option. In the event the acquiring or successor company does not assume or continue in effect the Executive's Options, issue comparable substitute options or stock based awards for the Executive's Options or provide a cash incentive program that preserves the spread existing under the Executive's Options pursuant to the terms of the applicable Plan(s), then each of the Executive's Options shall vest and become exercisable, immediately upon consummation of the Change in Control, with respect to 100% of the unvested shares under each such Option.

3. SEVERANCE BENEFITS IN THE EVENT OF A CHANGE IN CONTROL. If Executive's employment with VERITAS terminates because of a Termination Without Cause or a Resignation for Good Reason within twelve (12) months after consummation of a Change in Control, and if Executive complies with the Restrictive Covenant set forth below, then Executive shall be entitled to receive the following severance benefits:

      (a) SALARY CONTINUATION. Executive shall continue to receive Executive's base salary in effect on the termination date for a period of eighteen (18) months from the date of Executive's termination of employment (the "Termination Date"). These

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payments shall be made bi-weekly on VERITAS' standard payroll dates and shall be subject to required deductions and withholdings.

      (b) TARGET BONUS CONSIDERATION. Executive shall receive Target Bonus consideration consisting of two components, both of which are based upon the Target Bonus in effect for Executive immediately prior to the Change in Control:
(1) an amount equal to one hundred percent (100%) of the Executive's annual Target Bonus; and (2) an additional amount that represents a prorated percentage of the Executive's annual Target Bonus based upon the number of days that have passed in the current fiscal year as of the Termination Date. The Target Bonus consideration shall be paid within thirty (30) days of the Termination Date and shall be subject to required deductions and withholdings.

      (c) OPTION ACCELERATION. Each Option outstanding at the time of Executive's termination, but not otherwise vested and exercisable for all of the shares subject to that Option, will immediately vest on an accelerated basis so that each such Option shall become exercisable for an additional amount equal to one hundred percent (100%) of the then unvested shares under such Option, and any shares subject to those Options which are not otherwise issued and outstanding at the time of such acceleration shall be issued to Executive in accordance with the terms of the Options.

      (d) BENEFITS. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and VERITAS' group health insurance policies, Executive will be eligible for continuation of Executive's group health insurance. If Executive timely elects such continuation by completing and returning the necessary COBRA enrollment forms, VERITAS shall pay the premiums necessary to continue Executive's then-current health insurance coverage (medical, dental and vision) for Executive and his eligible dependents for a period of eighteen (18) months after the Termination Date or (if earlier) until the Executive and his dependents are covered under another employer's health care benefit plan without exclusion for any pre-existing medical condition.

      (e) RESTRICTIVE COVENANT. The severance benefits described in this section are subject to a restrictive covenant. Specifically, in consideration of the foregoing benefits, Executive agrees to the following: (1) at the time of signing this Agreement Executive shall also execute the VERITAS Confidentiality and Intellectual Property Agreement; (2) Executive shall execute and deliver to VERITAS a Release in a form acceptable to VERITAS in exchange for receiving severance benefits (see EXHIBIT B); (3) during the eighteen (18) month period Executive receives severance benefits Executive shall be available to provide consulting services to VERITAS during such period for not more than ten (10) hours per month; and (4) during the eighteen (18) month consulting period Executive shall not perform functions similar to the functions Executive performed for VERITAS for any entity that is a Competing Business. As used herein, a Competing Business is any entity that develops, manufactures, sells, licenses, installs, maintains or supports any data protection, storage management, high availability, application performance management or disaster recovery software or similar products.

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      Executive acknowledges and agrees that Executive shall have access to highly confidential information during Executive's employment with VERITAS and that the foregoing restrictive covenant is reasonable to protect this confidential information. Should Executive elect to receive these severance benefits, Executive also understands that Executive is voluntarily electing to adhere to the restrictive covenant as well. All severance benefits provided for under this Agreement will be forfeited in the event Executive elects to accept the benefits and later challenge the restrictive covenant. Executive further acknowledges and agrees that the promises and restrictive covenants provided herein do not, and will not, prevent or restrict Executive in any way from engaging in any lawful profession, trade, or business.

4. LIMITATION ON BENEFITS. In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may be entitled in connection with any change in control or ownership of VERITAS or the subsequent termination of Executive's employment with VERITAS) under Code Section 4999. Should a reduction in benefits be required to satisfy the benefit limit of the foregoing paragraph, then Executive's salary continuation payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise be purchasable under the vesting-accelerated portion of each of Executive's Options (based on the amount of the parachute payment attributable to such option under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such acceleration of vesting being cancelled in the reverse order of the date of grant of the stock awards unless Executive elects in writing a different order of cancellation. The accounting firm engaged by VERITAS for general audit purposes as of the day prior to the effective date of the Change in Control shall be retained by VERITAS to perform the foregoing calculations at VERITAS' expense.

5. REMEDIES IN THE EVENT OF EXECUTIVE'S BREACH. Executive acknowledges and agrees that any breach of Executive's obligations hereunder shall constitute a material breach of this Agreement and shall, in addition to any other remedies available in law or equity, allow VERITAS to cease performing its obligations hereunder, including its obligations to provide any of the benefits set forth in Sections 2 and 3 herein.

6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) VERITAS and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of VERITAS' assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of Executive's estate and Executive's heirs and legatees.

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7.    NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.

8. GOVERNING DOCUMENTS. This Agreement, and its Exhibits, together with (i) the stock option agreements evidencing Executive's currently outstanding Options and any future Option grants, (ii) Executive's current or subsequent Confidentiality and Intellectual Property Agreement, and (iii) any outstanding promissory notes of Executive payable to or to the order of VERITAS, shall constitute the entire agreement and understanding of VERITAS and Executive with respect to the payment of benefits in the event of a Change in Control and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and VERITAS relating to such subject matter. In the event of any conflict between this Agreement and any of the aforementioned agreements, this Agreement shall govern.

9. AMENDMENT. This Agreement only may be amended by written instrument signed by Executive and an authorized officer of VERITAS.

10. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted under the laws of the state of California.

11. SEVERABILITY. If an arbitrator or court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such arbitrator or court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties' intention with respect to the invalid or unenforceable term or provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect. The invalidity of any provision of this Agreement shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the arbitrator or court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.

12. DISPUTE RESOLUTION. Executive and the Company agree that any dispute arising out of or relating to this Change in Control Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by Judicial Arbitration and Mediation Services ("JAMS") under its then-existing rules and procedures. EXECUTIVE ACKNOWLEDGES THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING. In addition to and notwithstanding those rules, Executive and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and
(b) issue a written arbitration decision including the

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arbitrator's essential findings and conclusions and a statement of the award.
The Company shall pay all of the JAMS arbitration fees in excess of those administrative fees Executive would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of

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any such arbitration.

      IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of the day and year written above.

                                 VERITAS SOFTWARE CORPORATION

                                 By:  /s/ John F. Brigden
                                      -----------------------------------------

                                 Title:  Sr. Vice President and General Counsel

                                 EXECUTIVE

                                 /s/ Gary Bloom
                                 ----------------------------------------------
                                 Gary Bloom

                                 DATE: 3/29/04

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                                    EXHIBIT A

                                   DEFINITIONS

      For purposes of this Agreement, the following definitions shall be in effect:

      CHANGE IN CONTROL means a change in the ownership or control of VERITAS effected through the consummation of any of the following transactions:

            (i) a merger, consolidation or reorganization approved by VERITAS' stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned VERITAS' outstanding voting securities immediately prior to such transaction; or

            (ii) the sale, transfer or other disposition of all or substantially all of VERITAS' assets in complete liquidation or dissolution of VERITAS; or

            (iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than VERITAS or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, VERITAS) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of VERITAS' securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from VERITAS or the acquisition of outstanding securities held by one or more of VERITAS' stockholders.

      CODE means the Internal Revenue Code, as amended from time to time.

      DISABILITY means the Executive's inability, by reason of any physical or mental injury or illness expected to result in death or to be of a continuous duration of six (6) months or more, to substantially perform the services required of him/her under this Agreement.

      OPTION means any stock or stock based award granted to the Executive under any of the Plans or otherwise, whether in the form of restricted stock, restricted stock units, phantom stock or other stock-based grant, to purchase shares of Common Stock which is outstanding on the Termination Date.

      PLAN means any one of the following equity compensation plans: (i) the VERITAS 1993 Equity Incentive Plan, (ii) the VERITAS 2003 Stock Incentive Plan, as

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amended or restated from time to time, and (iii) any successor stock equity compensation plan to either of the foregoing plans subsequently implemented by VERITAS.

      RESIGNATION FOR GOOD REASON means Executive's resignation due to any one of the following events without Executive's consent: (i) a material reduction in the scope of Executive's duties, responsibilities, authority or reporting structure from the duties, responsibilities, authority and reporting structure in effect immediately prior to any such reduction; (ii) a reduction in the aggregate dollar amount of Executive's base salary and Target Bonus by more than fifteen percent (15%); (iii) a relocation of Executive's principal place of employment by more than sixty (60) miles; or (iv) the failure of a successor to VERITAS to assume the obligation of this Agreement.

      TARGET BONUS means the annual target incentive bonus to which Executive may become entitled under VERITAS' Executive Bonus Plan (or any successor plan) for one or more fiscal years upon VERITAS' attainment of the performance milestones designated for the applicable year and Executive's attainment of any personal objectives specified for him/her for that year.

      TERMINATION WITHOUT CAUSE means VERITAS' termination of Executive's employment for any reason other than a Termination for Cause. Termination Without Cause shall NOT be deemed to occur upon the termination of Executive's employment by reason of death or Disability. "Cause" for termination shall mean:
(i) conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Executive's duties, resulting, in either case, in material economic harm to the Corporation, unless Executive believed in good faith that such conduct was in, or not opposed to, the best interest of VERITAS; (ii) a breach by Executive of one or more of Executive's obligations under this Agreement, Executive's Offer Letter and/or Executive's Proprietary Information and Inventions Agreement with VERITAS; (iii) any unjustified refusal to follow reasonable directives of the Company's Board of Directors; (iv) Executive's material dereliction of the major duties, functions and responsibilities of Executive's position; (v) a material breach by Executive of any of Executive's fiduciary obligations as an officer of VERITAS; or (vi) Executive's conviction of a felony crime involving moral turpitude or Executive's commission of any act of dishonesty, theft or embezzlement.

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                                    EXHIBIT B

                                 FORM OF RELEASE

I understand that my employment with VERITAS Software Corporation (together with its subsidiaries, the "Company") terminated effective ____________, 200_. I also understand that, pursuant to the Change in Control Agreement between the Company and me, I am required to sign this Release in exchange for certain benefits under the Agreement. I further understand that, regardless of whether I sign this Release, the Company will pay me all accrued salary and vacation earned through my termination date, to which I am entitled by law.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment;
(2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;
(4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 ("ADEA"), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release (although I may choose not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release in a writing to the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims

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that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

_____________________                               ___________________________
Executive                                           Date

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